Exhibit 23.2

Consent of Independent Auditors

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated February 17, 2009 for Ryerson Canada Inc. and Subsidiary Companies, in Amendment No. 2 to the Registration Statement (Form S-4 No. 333-152102) and related Prospectus of Ryerson Inc. for the Exchange of up to $102,916,000 aggregate principal amount of its Floating Rate Senior Secured Notes due 2014 and up to $382,200,000 aggregate principal amount of its 12% Senior Secured Notes due 2015.

/s/ Ernst & Young LLP
Toronto, Canada	Chartered Accountants
February 23, 2009	Licensed Public Accountants